Exhibit 10.16

                                  PENTAIR, INC.
                           MANAGEMENT INCENTIVE PLAN,
                     AS AMENDED AND RESTATED JANUARY 1, 2002

Purpose
-------
A primary objective of Pentair, Inc. ("Pentair" or the "Company") is to be a top-performing company by consistently achieving profit performance that is higher than the performance of comparable companies. The Company has also identified growth as a key strategy for the long-term success of the business. The return on our investments, whether to support internal growth and improvements or make acquisitions, is also a key determinant of our business success and the return to our shareholders. The Company expects to compensate management for their performance against key financial measurements in accordance with the terms of the Management Incentive Plan (MIP).

Eligibility and Participation
-----------------------------
Key employees in executive, management or professional positions will be considered for participation. Eligibility is determined by the magnitude and scope of the employee's position within the subsidiary organization including its direct impact on profit and other greater related goals.

Qualifying Positions and BOC Percentages
----------------------------------------
Bonus Opportunity Category ("BOC") percentages are assigned to each position by the Pentair, Inc. Compensation Committee based on competitive market data. Individuals who move between grades during the year will have Incentive Award calculations completed for each BOC percentage prorated for the number of months at each BOC percentage. Annual awards under the MIP are determined by multiplying the participant's base salary by his or her Bonus Opportunity Category percentage (a percentage of base salary based on position), by his or her Individual Performance Factor (IPF), and by the Corporate (CPF) or Subsidiary Performance Factor (SPF).

The current designated BOC percentages are:

      Qualifying Positions                       BOC Percentage
      --------------------                       --------------
       Grade 33 and up                           35%
       Grade 30 to 32                            25%
       Grade 28 to 29                            22%
       Grade 27                                  20%
       Grade 26                                  17%
       Grade 25                                  15%
       Grade 24                                  12%
       Grade 23                                  10%

Incentive Awards
----------------
Incentive Awards under the MIP are determined according to the following formula:

         Incentive Award = Base Salary x BOC% x SPF or CPF x IPF

                  Base Salary = Actual base salary earned during the year

                  BOC% = Bonus Opportunity Category Percentage

                  CPF = Corporate Performance Factor

                  SPF = Subsidiary Performance Factor

                  IPF = Individual Performance Factor

      Cash Pay-out Limit
      The cash incentive award for the fiscal year will be limited to one times the participant's annual base salary. The portion in excess of one times the participant's annual base salary will be awarded as shares of restricted stock. The restricted stock will be subject to the terms and provisions of the Omnibus Stock Incentive Plan.

      Timing of Pay-out
      Incentive Awards for a fiscal year shall be paid as soon as administratively possible after the annual audit is complete and the Compensation Committee has reviewed and approved the payment.

      Minimum Operating Income Requirement
      If operating income (after corporate charges) for the subsidiary or corporation is zero or less, there will be no bonus payouts.

Establishment of Company Goals and Factors
------------------------------------------
MIP performance goals are a reflection of the overall financial goals for Pentair and are based on the comparative market data and the historical and expected performance of the Company. These performance goals are used in calculating the Corporate or Subsidiary Performance Factor. The performance goals that make up the Corporate or Subsidiary Performance Factor are Pentair Value Added ("PVA") and Free Cash Flow. The use of these two factors reinforces the importance of balancing economically profitable growth and cash generation. The achievement of these goals will add to shareholder value and move Pentair toward its top performance objectives.

Specific MIP performance targets with respect to these goals are established by the Compensation Committee of the Board of Directors prior to or early in each fiscal year. The MIP targets established for a fiscal year are measured against Pentair's performance for that fiscal year. The performance goals have been designed to be used over multiple fiscal years, although the specific targets will be determined annually by the Compensation Committee.

Corporate and Subsidiary Performance Factor
-------------------------------------------
The Corporate and Subsidiary Performance Factor is determined by multiplying factors for PVA and Free Cash Flow. PVA is calculated as a target percentage of Net Operating Profit After Taxes ("NOPAT") less a surcharge against average invested capital. Free Cash Flow is equal to net cash provided by operating activities, excluding net tax-affected interest expense, less capital expenditures. The achievement of (a) Free Cash Flow equal to the target percentage of NOPAT and (b) PVA generated that equates to the target percentage total business return, results in a Performance Factor of 1.00. The maximum Performance Factor is 4.50 and the minimum Performance Factor is 0.10; however, there is no bonus if the Company has an operating loss. If the Company's performance results in a negative PVA, the maximum performance factor is capped at 2.00.

The following grid shows the range of performance factors for each measure that when multiplied together give the total Performance Factor.

Performance Multiplier Grid

                             Performance Factor Grid
                             -----------------------

                             Minimum          On Goal           Maximum
                             -------          -------           -------
PVA Factor                     .20             1.00               3.00
Free Cash Flow Factor          .50             1.00               1.50
CPF (PVA x Cash Flow)          .10             1.00               4.50

*Performance falling between stated factors will be interpolated.

The Compensation Committee may further refine the calculation of PVA and Free Cash Flow in future years to measure the targets it sets in each year. The achievement of the established targets is measured by applying generally accepted accounting principles used by the Company in preparing its financial statements.

Individual Performance Factor
-----------------------------
Individual performance must be measured against pre-established and assigned a numerical value under the Pentair Performance Management System. Individual Performance Factors assigned to these numerical values are:

    Individual Performance                          Individual
    Numerical Value                                 Performance Factor
    ---------------                                 ------------------

    0 - 1.6 - "unacceptable"                        0% (No Award)
    1.7 - 2.6 - "meets some expectations"           0% (No Award)
    2.7 - 3.6 - "meets expectations"                80% - 105%
    3.7 - 4.6 - "exceeds expectations"              106% - 125%
    4.7 and above - "far exceeds expectations"      126% - 150%

Determination of Awards
-----------------------
The Compensation Committee will review and approve all incentive Awards and will retain the right to change awards that are not in keeping with the original objectives of the plan.

Special Awards
--------------
Special awards may be made under the MIP to any officer or employee of a subsidiary of Pentair (either a participant or a non-participant in the MIP) who has made an extraordinary and very significant contribution to the welfare, reputation and earnings of Pentair and its subsidiaries.

Recommendations for special awards must be submitted in writing by the President and COO or Senior Executive Officer of each business segment to the Corporate Vice-President of Human Resources and approved by the CEO and Compensation Committee.

Consideration for Acquisitions/Divestitures
-------------------------------------------
In the case of acquisitions and divestitures generally, no special adjustment will be necessary because they flow into the calculations and impact the results and payouts.

In the event of a significant acquisition or divestiture, however, the Committee has discretion to use pro forma results or to exclude the effect of a transaction, if the Committee determines it is necessary to achieve consistency in measuring year-over-year results or it is otherwise advisable in the interests of fairness or to achieve the purposes of the Plan.

General Provisions
------------------
1. Nothing contained herein shall be construed to limit or affect in any manner or degree the normal and usual powers of management, including the right to terminate the employment of any participant or remove him/her from participating in the MIP at any time.

2. The judgment of the Compensation Committee in administering the MIP will be final, conclusive and binding upon all officers and employees of Pentair and its subsidiaries, whether or not selected as participants hereunder, and their heirs, executors, personal representatives and assigns.

3.       The Compensation Committee has the authority and duties to:

         a. Determine the rights and benefits under the MIP of participants and other persons;

         b. Interpret the terms of the MIP and apply them to different situations;

         c.       Approve, process and direct the payment of MIP benefits, and

         d. Adopt rules, procedures and forms which are appropriate for the smooth and proper operation of the MIP.

4. In the event of death, a participant's designated beneficiary will be entitled to the participant's Plan benefits. If a participant does not designate a beneficiary, the participant's beneficiary(ies) will be determined according to the participant's will. If there is no will, the beneficiary(ies) shall be determined by the laws of descent and distribution of the state in which the participant is a resident on the date of death.

5. A participant does not have the right to assign, transfer, encumber or dispose of any award under the Plan until it is distributed to the participant. Also, no award is liable to the claims of any creditor of the participant until it is distributed to him or her.

6. The Compensation Committee subject to approval by the Pentair, Inc. Board of Directors, has the right to terminate the Plan at any time.

7. Calculations may exclude or otherwise take into account the impact of changes in accounting methods used by Pentair or required by the Financial Accounting Standards Board if the Committee determines it is necessary to achieve consistency in measuring year-over-year results or it is otherwise advisable in the interests of fairness or to achieve the purposes of the Plan

Change in Control
-----------------
For purposes of the MIP, a "Change in Control" is a change in control of Pentair as defined in the KEESA, and the "KEESA" is the Key Executive Employment and Severance Agreement, as approved by the Pentair Board of Directors effective August 23, 2000.

If an MIP participant is employed by Pentair on the date of a Change in Control, or if an MIP participant who has entered into a KEESA terminates employment before a Change in Control but is entitled to benefits under Section 2(b) of the KEESA, then the following provisions shall apply.

1. If the Change in Control occurs prior to the end of the fiscal year to which an Incentive Award relates, the Incentive Award for such fiscal year shall be (i) determined by using the participant's annual base salary rate as in effect immediately before the Change in Control and by assuming the MIP Goals for such fiscal year have been attained, and
         (ii) paid to the participant in cash within ten (10) days of the Change in Control.

2. If the Change in Control occurs at such time as the participant has not received payment of an Incentive Award for a prior fiscal year, then the cash portion of such Incentive Award allocated to the participant, based upon the attainment of the MIP Goals for such fiscal year, shall be paid to the participant within ten (10) days of the Change in Control.

3. The requirement that the participant remain employed through the end of the incentive period to which the Incentive Award relates shall not apply.

4. The requirement that an Incentive Award be paid after completion of an annual audit and completion of a review and approval by the Compensation Committee shall not apply.

5. The Minimum Operating Income Requirement provision of the MIP shall not apply to the Incentive Award described in paragraph 1 immediately preceding.

6.       The Maximum Award provision of the MIP shall remain in effect.

7. If an Incentive Award for a fiscal year referenced in paragraph 2 immediately preceding exceeds one times the participant's annual base salary for such year, then immediately upon a Change in Control such excess shall be paid to the participant in restricted shares and such shares shall be subject to the terms and provisions of the Pentair Omnibus Stock Incentive Plan upon a Change in Control.

8. To the extent any provision of the MIP may be in conflict with this Change in Control provision, the provisions of this section shall apply. In the case of any conflict between the terms and provisions of this Plan and the terms and provisions of the KEESA entered into by an MIP participant, the terms of such KEESA shall control to the extent more beneficial to such participant, and the obligations of Pentair under such KEESA shall be in addition to any of its obligations under the MIP.